SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                        DATED FEBRUARY 3, 2012, BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                        THOMSON HORSTMANN & BRYANT, INC.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:


FUND                                                                   RATE
----                                                                   ----
Thomson Horstmann & Bryant MicroCap Fund ............................. 1.25%
Thomson Horstmann & Bryant Small Cap Value Fund ...................... 1.00%














As Amended: August 13, 2013